EXHIBIT 99.2
VOTING AGREEMENT
     This Voting Agreement (“Agreement”) is made and entered into effective as of October 31, 2007 by and among the stockholders listed on the signature pages hereto (the “Participating Stockholders”).
RECITALS

     As of the date of this Agreement, each Participating Stockholder is the record owner of the number of shares of common stock, par value $0.001 per share (“Common Stock”) of Dyadic International Inc., a Delaware corporation (“Company”), and has rights to acquire such additional number of shares of Common Stock, as are set forth below such Participating Stockholder’s name on the signature page hereto. The Participating Stockholders desire to facilitate the voting arrangements set forth in this Agreement by agreeing to the terms and conditions set forth below.
AGREEMENT
     The Participating Stockholders agree as follows:
     1. Agreement to Vote as a Group
     The Participating Stockholders believe it to be in their best interests and in the best interest of the Company and all of its stockholders for the Participating Stockholders to combine their votes, as such stockholders, with respect to, but not limited to, the following matters: (i) the election, removal, and/or replacement of members of the board of directors of the Company; (ii) the amendment of the bylaws and/or the certificate of incorporation of the Company; (iii) any material change or acts in furtherance of a material change in the Company’s corporate structure; and (iv) any other matter proposed to stockholders of the Company for approval or required by law to be approved by stockholders of the Company.
     2. Voting the Shares
     All the aforementioned shares of Common Stock owned by the Participating Stockholders, together with any additional shares of Common Stock acquired in any manner by any one or more of them (the “Covered Shares”), shall be voted as one block with respect to the matters enumerated in Section 1 of this Agreement.
     3. Manner of Voting
     The manner in which the Covered Shares will be voted will be determined based on the voting decision of the majority of the Covered Shares. Such majority shall be determined by consultation amongst the Participating Stockholders sufficiently in advance of the deadline for the voting of the Covered Shares to allow for the valid voting of such shares consistent with this Agreement.
     4. Termination of the Agreement
     (a) Termination by Passage of Time or by Agreement. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
          (i) two (2) years from the date of this Agreement; or
          (ii) the date as of which the parties hereto terminate this Agreement by the written consent of a majority of the Participating Stockholders.
     (b) Termination by Notice to Participating Stockholders. Notwithstanding paragraph (a) of this Section 2, a Participating Stockholder may terminate this Agreement, with respect to that Participating Stockholder, upon (30) days prior written notice to all of the other Participating Stockholders. Any such termination by a Participating Stockholder will have no effect on the rights and obligations of other Participating Stockholders under this Agreement.
     5. Modification
     This Agreement may not be modified or amended except by a written agreement signed by each Participating Stockholder.
     6. Notices
     Any notice required or permitted by this Agreement shall be in writing and shall be deemed given on the date of delivery, when delivered personally or by overnight courier or sent by facsimile to such party’s address or facsimile number as set forth on the signature page, or such other address or number as a recipient may subsequently specify by written notice to the other parties hereto.
     7. Further Assurances
     The Participating Stockholders shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the parties to this Agreement the power to carry out and give effect to the provisions of this Agreement, provided, however, that this Section 7 creates no obligation on the part of any Participating Stockholder to make or commit to any monetary expenditure without such Participating Stockholder’s consent in each case.
     8. Governing Law
     This Agreement shall be governed by and in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.
     9. Counterparts
     This Agreement may be signed (including by facsimile) in one or more counterpart signature pages, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
[SIGNATURES CONTAINED ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective the day and year first above written.

MARK A. EMALFARB TRUST U/A/D October 1, 1987

By:	/s/ Mark A. Emalfarb

Name:	Mark A. Emalfarb

Title:	as Trustee

Date:	10-31-07

Address:	193 Spyglass Court, Jupiter, FL 33477

Number of Shares of Dyadic Common Stock over which you have voting authority: 5,822,125

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority: 1,276,434

J. STEVEN EMERSON

/s/ J. Steven Emerson

Date:	10-31-07

Address:	1522 Ensley Ave, Los Angeles, Calif 900024

Number of Shares of Dyadic Common Stock over which you have voting authority: 1,122,100

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority: 180,000

THE FRANCISCO TRUST U/A/D FEBRUARY 28, 1996

By:	/s/ Morley Alperstein

Name:	Morley Alperstein

Title:	Francisco Trust, Trustee

Date:	10-31-07

Address:	17236 Gulf Pine Circle, Wellington, FL 33414

Number of Shares of Dyadic Common Stock over which you have voting authority: 4,769,578

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority: 75,000

TOM AND NANCY JUDA LIVING TRUST

By:	/s/ Tom Juda

Name:	Tom Juda

Title:	Trustee

Date:	10-31-07

Address:	410 S. Lucerne Bl. Los Angeles, CA 90020

Number of Shares of Dyadic Common Stock over which you have voting authority: 395,100

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority:

DORSET MANAGEMENT CORPORATION

By:	/s/ David M. Knott

Name:	David M. Knott

Title:	President

Date:	11-09-07

Address:	485 Underhill Blvd. Suite 205,

Syosset, NY 11791

Number of Shares of Dyadic Common Stock over which you have voting authority:

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority: 1,141,250

THE PINNACLE FUND, L.P.

By:	/s/ Barry M. Kitt

Name:	Barry M. Kitt

Title: the General Partner of Pinnacle Advisors, L.P., the General Partner of The Pinnacle Fund, L.P.

Date:	10-31-07

Address:	4965 Preston Park Blvd. Ste. 240 Plano, TX 75093

Number of Shares of Dyadic Common Stock over which you have voting authority: 1,790,572

Number of Dyadic Warrants or Options that are exercisable within 60 days over which you have voting authority: 68,700